Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Phone: 215-619-2700
Shareholder Contacts:
Ian J. Harvie of C&D: 215-619-7835
Joe Hassett of Gregory FCA, for C&D: 610-228-2110

FOR IMMEDIATE RELEASE

C&D TECHNOLOGIES ANNOUNCES SUBMISSION OF FORM 12b-25

NOTIFICATION OF LATE FILING WITH THE SEC

BLUE BELL, Pa., Sept 8, 2010 - C&D Technologies, Inc. (NYSE: CHP) announced today that it has filed a Notification of Late Filing, or Form 12b-25, with the Securities and Exchange Commission with regard to its Form 10-Q report for the Company’s Second Quarter Fiscal 2011. This allows the Company an additional five calendar days to file the Form 10-Q, which was otherwise due on September 9, 2010.

The Company performs an annual goodwill impairment test in the fourth quarter of its fiscal year for its one reporting unit. However, the Company believed that the presence of impairment indicators, such as its recent decrease in market capitalization and continuing operating losses, necessitated testing for impairment on an interim basis as of July 31, 2010. The Company will not be able to complete the required analysis to determine the amount of the goodwill impairment charge prior to the prescribed filing date without unreasonable effort or expense. As such, the Company is unable to file its second quarter report on Form 10-Q for the period ended July 31, 2010 by September 9, 2010. Therefore, the previously scheduled September 9, 2010 conference call has been postponed.

The Company anticipates filing its Form 10-Q for the period ended July 31, 2010 on or before September 14, 2010, in full compliance with SEC regulations.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following general factors: the Company’s ability to finalize its assessment of the second step of its goodwill analysis by the extension of the deadline; and the possibility that the pre-tax impairment charge to be recognized as a result of the goodwill impairment analysis differs from the Company’s current estimate.

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